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                                                                     EXHIBIT 5.1

                           REISMAN & ASSOCIATES, P.A.

                                    SUITE 430

                             5100 TOWN CENTER CIRCLE
                            BOCA RATON, FLORIDA 33486


TELEPHONE 561-361-9300                                   TELECOPIER 561-416-9249



August 30, 2001



New England Acquisitions, Inc.
5 Ridge Road
Cos Cob, CT 06807

Gentlemen:

We have acted as counsel to New England Acquisitions, Inc., a Florida Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form SB-2, File No. 333-63432, (as amended, the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the offer and sale by the Company of up to 15,000 shares of Common Stock, par value $.00001 per share of the Company (the " Company Shares") and the offer and sale by selling shareholders of up to 200,000 shares of Common Stock, par value $.00001 per share of the Company (the "Selling Shareholders' Shares").

In connection with this opinion, we have reviewed originals or copies of the following documents: (a) the Registration Statement and the exhibits thereto,
(b) the Articles of Incorporation and Articles of Amendment of the Company, (c) the Bylaws of the Company, (d) certain records of the Company's corporate proceedings and (e) such statutes, records and other documents as we have deemed relevant or necessary for the purpose of this opinion.

In addition, we have examined such other documents, records and papers as we have deemed necessary or appropriate in order to give the opinions set forth herein. In rendering our opinions herein, the documents we have examined were originals or copies, certified or otherwise identified to our satisfaction. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied upon statements and certificates of the Company or of government or other officials.

Based on the foregoing, we are of the opinion that when the Company Shares are issued, sold and paid for in accordance with the terms of the prospectus included as part of the Registration Statement, they will be legally issued, fully paid and non-assessable and the Selling Shareholders' Shares have been, and when resold in accordance with the terms of such prospectus, will continue to be legally issued, fully paid and non-assessable.

The opinions expressed herein are limited to Federal securities laws, rules ad regulations and the laws of the State of Florida and we express no opinion with respect to the laws of any other country, state or jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" therein. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder. This opinion is furnished to you solely for your information in connection with the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission.

Very truly yours,



/S/ Reisman & Associates, P.A.